NORTH CAROLINA
Department of the Secretary of State

To all whom these presents shall come, Greetings:

I, Elaine F. Marshall, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

CBDMD, INC.

the original of which was filed in this office on the 11th day of October, 2019.

Scan to verify online.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 11th day of October, 2019.

Elaine F. Marshall

Secretary of State

SOSID: 1433573
Date Filed: 10/11/2019 8:33:00 AM
Elaine F. Marshall
North Carolina Secretary of State
C2019 283 33975

State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
BUSINESS CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1. The name of the corporation is: cbdMD, Inc.

2. The text of each amendment adopted is as follows (*State below or attach*):

   See Attachment A

3. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

   not applicable

4. The date of adoption of each amendment was as follows: September 12, 2019

5. (Check either a, b, c, or d, whichever is applicable)

   a. ☐ The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.

   b. ☐ The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.

   c. ☑ The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (*set forth a brief explanation of why shareholder action was not required.)*
   Article 2 of the corporation's articles of incorporation, as amended, expressly permits that series of Preferred Stock may be created and issued from time to time, with such designations, preferences, and rights as shall be stated and expressed in resolutions providing for the creation and issuance of such classes or series of Preferred Stock as adopted by the Board of Directors from time to time. The board of directors approved the amendment on September 12, 2019.

   d. ☐ The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

6. These articles will be effective upon filing, unless a delayed time and date is specified:

____

____

This the 10th day of October, 20 19

cbdMD, Inc.
Name of Corporation

[signature]
Signature

Mark S. Elliott, CFO and COO
Type or Print Name and Title

NOTES:
1. Filing fee is $50. This document must be filed with the Secretary of State.

EXHIBIT A

cbdMD, Inc.

CERTIFICATE OF DESIGNATIONS OF RIGHTS AND PREFERENCES

8.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act (the "**NCBCA**") and Article 2 of the Articles of Incorporation, as amended (the "**Articles of Incorporation**") of cbdMD, Inc., a North Carolina corporation (the "**Corporation**"):

WHEREAS, Article 2 of the Articles of Incorporation authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation ("**Preferred Stock**"), in one or more series, and expressly authorizes that classes and series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes or series of Preferred Stock as adopted by the Board of Directors of the Corporation (the "**Board**");

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series; and

WHEREAS, the Board, pursuant to the authority conferred upon it by Article 2 of the Articles of Incorporation and in accordance with Section 55-8-21 of the NCBCA, at a meeting of the Board held on September 12, 2019, the Board approved the designation of Five Million (5,000,000) shares of the Preferred Stock as 8% Series A Cumulative Convertible Preferred Stock and authorized the issuance of the Series A Convertible Preferred Stock. The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the 8.0% Series A Cumulative Convertible Stock shall be as hereinafter described.

Accordingly, "Article 2" of the Articles of Incorporation of this Corporation is amended to include the following:

8.0% Series A Cumulative Convertible Preferred Stock

Section 1. Number of Shares, Designation and Ranking.

(a) Number of Shares and Designation. This series of Preferred Stock shall be designated as the "8.0% Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the "**Series A Convertible Stock**"). The authorized number of shares of the Series A Convertible Preferred Stock shall be Five Million (5,000,000) shares. The number of shares of Series A Convertible Preferred Stock may be increased or decreased from time to time pursuant to the provisions of Section 7(c) hereof and any such additional shares of Series A Convertible Preferred Stock shall form a single series with the Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series A Convertible Preferred Stock.

(b) Ranking. The Series A Convertible Preferred Stock will rank, with respect to rights to the payment of Dividends pursuant to Section 2 hereof and the distribution of assets upon the Corporation's liquidation, dissolution or winding up, (1) senior to all classes or series of the Corporation's Common Stock, par value $0.001 per share (the "**Common Stock**") and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (2) and (3) of this Section 1(b) ("**Junior Stock**"); (2) on a parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on a parity with the Series A Convertible Preferred Stock with respect to rights to the payment of Dividends and the distribution of assets upon the Corporation's liquidation, dissolution or winding up ("**Parity Stock**"); (3) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series A Convertible Preferred Stock with respect to rights to the payment of Dividends and the distribution of

assets upon the Corporation's liquidation, dissolution or winding up ("**Senior Stock**"); and (4) junior to all of the Corporation's existing and future indebtedness.

Section 2. Dividends.

(a) Dividend Rate. Holders of shares of the Series A Convertible Preferred Stock (individually, a "**Holder**" and collectively, the "**Holders**") are entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative cash dividends at an annual rate of 8.0%, which is equivalent to $0.80 per annum per share, based on the $10.00 liquidation preference (the "**Dividend Rate**").

(b) Dividend Payment Date; Dividend Record Date. Dividends on the Series A Convertible Preferred Stock shall accrue daily and be cumulative from, and including, the first day of the calendar month in which the shares are issued and shall be payable monthly in arrears on the 15th day of each calendar month (each such payment date, a "**Dividend Payment Date**," and each such calendar month period, a "**Dividend Period**"); provided that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding Business Day. Any dividend payable on the Series A Convertible Preferred Stock, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to Holders of record as they appear in the Corporation's stock records for the Series A Convertible Preferred Stock at the close of business on the applicable record date, which shall be the first day of each calendar month, whether or not a Business Day, the applicable Dividend Payment Date falls (each, a "**Dividend Record Date**"). "**Business Day**" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(c) Limiting Documents. No dividends on shares of Series A Convertible Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the payment thereof would be unlawful under the laws of the State of North Carolina or when the terms and provisions of any agreement of the Corporation, including any agreement relating to the Corporation's indebtedness (the "**Limiting Documents**"), prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(d) Dividend Accrual. Notwithstanding the foregoing, dividends on the Series A Convertible Preferred Stock will accrue regardless of whether (i) the terms of any Senior Stock the Corporation may issue or agreements the Corporation may enter into, including any documents governing the indebtedness of the Corporation, at any time prohibit the current payment of dividends; (ii) the Corporation has earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by the Board. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Convertible Preferred Stock which may be in arrears, and Holders will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Convertible Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

(e) Dividends on Junior Stock or Parity Stock. Unless full cumulative dividends on the Series A Convertible Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends (other than in shares of the Common Stock or in shares of any series of Preferred Stock that the Corporation may issue ranking junior to the Series A Convertible Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of any Junior Stock or Parity Stock the Corporation may issue.

(f) Pro Rata Dividends. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Convertible Preferred Stock and the shares of any other series of Preferred Stock that the Corporation may issue ranking on parity as to dividends with the Series A Convertible Preferred Stock, all dividends declared upon the Series A Convertible Preferred Stock and any other series of Preferred Stock

ranking on parity that the Corporation may issue as to dividends with the Series A Convertible Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Convertible Preferred Stock and such other series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Convertible Preferred Stock and such other series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Convertible Preferred Stock which may be in arrears.

(g) Payment of Accrued and Unpaid Dividends. Holders of Series A Convertible Preferred Stock shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series A Convertible Preferred Stock as described in this Section 2. Any dividend payment made on the Series A Convertible Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

Section 3. **Liquidation Preference**. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation's affairs, then, before any distribution or payment shall be made to the Holders of any Common Stock or any other class or series of Junior Stock, the Holders of Series A Convertible Preferred Stock shall be entitled to receive out of the Corporation's assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, or $10.00 per share, plus an amount equal to all dividends (whether or not declared) accrued and unpaid thereon to and including the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the Holders of Series A Convertible Preferred Stock will have no right or claim to any of the Corporation's remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Corporation's available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Convertible Preferred Stock and the corresponding amounts payable on all Senior Stock and Parity Stock, then after payment of the liquidating distribution on all outstanding Senior Stock, the Holders of the Series A Convertible Preferred Stock and all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, any consolidation or merger of the Corporation with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, or a statutory share exchange shall not be deemed to constitute the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 4. **Redemption**.

(a) Optional Redemption. On and after October 16, 2023, the Corporation may, at its option, upon not less than thirty (30) days nor more than sixty (60) days' written notice, redeem (the "**Optional Redemption**") the then issued and outstanding shares of Series A Convertible Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $10.00 per share of Series A Convertible Preferred Stock, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption (the "**Optional Redemption Price**"). If the Corporation elects to redeem any shares of Series A Convertible Preferred Stock pursuant to an Optional Redemption, the Corporation may use any available cash to pay the Optional Redemption Price.

(b) Optional Redemption Notice. Notice of an Optional Redemption (the "**Optional Redemption Notice**") will be mailed upon not less than thirty (30) days nor more than sixty (60) days before the date fixed by the Corporation for the Optional Redemption (the "**Optional Redemption Date**") to each Holder of record of Series A Convertible Preferred Stock at the address shown on the share transfer books of the Corporation. The Optional Redemption Notice shall state: (i) the Optional Redemption Date; (ii) the number of shares of Series A Convertible Preferred Stock to be redeemed; (iii) the Optional Redemption Price; (iv) the place or places where any certificates issued for Series A Convertible Preferred Stock other than through The Depository Trust Company ("**DTC**") book entry described below, are to be surrendered for payment of the Optional Redemption Price; (v) that dividends on the Series A Convertible Preferred Stock will cease to accrue on such Optional Redemption Date; and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series A Convertible Preferred Stock may be listed or admitted for trading. If fewer than all outstanding shares of Series A Convertible Preferred Stock are to be redeemed, the Optional Redemption Notice mailed to each such Holder thereof shall also

specify the number of shares of Series A Convertible Preferred Stock to be redeemed from each such Holder. For the avoidance of doubt, holders of shares of Series A Convertible Preferred Stock shall have the right to convert all or a portion of the Series A Convertible Preferred Stock at any time following the Optional Redemption Notice but prior to the Optional Redemption Date in accordance with the provisions of Section 5(a) hereof.

(c) Mandatory Redemption Upon the Occurrence of a Change of Control.

(i) In the event of a transaction resulting in a Change of Control, the Corporation (or its successor) shall be required to redeem (the "**Change of Control Redemption**"), by irrevocable written notice to the Holders, all of the then issued and outstanding shares of Series A Convertible Preferred Stock held by all Holders. Upon such Change of Control Redemption, the Corporation will pay or deliver, as applicable, to each Holder in respect of each share of Series A Convertible Preferred Stock held by such Holder, an amount equal to $11.00 per share of Series A Convertible Preferred Stock held by such Holder plus the aggregate amount of accrued and unpaid Dividends from the Dividend Payment Date immediately preceding the redemption date through, but excluding, the redemption date (the "**Change of Control Redemption Price**"). The Corporation will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides the Change of Control Notice described in Section 4(d) below to the Holders of shares of Series A Convertible Preferred Stock.

(ii) a "**Change of Control**" is deemed to occur when, after the original issuance of the Series A Convertible Preferred Stock, the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (the "**Exchange Act**"), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions which were pre-approved by the Corporation's Board of Directors of the Corporation's stock entitling that person to exercise more than 50% of the total voting power of all the Corporation's stock entitled to vote generally in the election of the Corporation's directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); *provided, however*, that (A) the vesting of the aggregate of 8,750,000 shares of Common Stock and/or (B) the issuance of an aggregate of 15,525,000 shares of Common Stock both pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated December 3, 2018 by and among the Corporation, its wholly-owned subsidiaries and Cure Based Development, LLC shall not be deemed to be a Change of Control.

(iii) If, in connection with a transaction resulting in a Change of Control, the Corporation or its successor shall not have sufficient funds legally available under the NCBCA to redeem all outstanding shares of Series A Convertible Preferred Stock, then the Corporation shall (a) redeem, pro rata among the Holders, a number of shares of Series A Convertible Preferred Stock equal to the number of shares of Series A Convertible Preferred Stock that can be redeemed with the maximum amount legally available for the redemption of such shares of Series A Convertible Preferred Stock under the NCBCA, and (b) redeem all remaining shares of Series A Convertible Preferred Stock not redeemed because of the foregoing limitations at the applicable Change of Control Redemption Price as soon as practicable after the Corporation (or its successor) is able to make such redemption out of assets legally available for the purchase of such share of Series A Convertible Preferred Stock. The inability of the Corporation (or its successor) to make a redemption payment for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required redemption when, as and if permitted by applicable law.

(iv) On or prior to the tenth (10th) Business Day prior to the date on which the Corporation anticipates consummating a transaction which would result in a Change of Control, the Corporation shall send written notice (a "**Change of Control Notice**") to each Holder of record of Series A Convertible Preferred Stock at the address shown on the share transfer books of the Corporation. The Change of Control Notice shall state (i) the date on which the transaction that would result in a Change of Control is anticipated to be effected, (ii) a description of the material terms and conditions of such Change of Control transaction, (iii) a statement that all shares of Series A Convertible Preferred Stock shall be redeemed by the Corporation (or its successor) on the date specified in such Change of Control Notice (the "**Change of Control Redemption Date**"), which such date must be a Business Day

of the Corporation's choosing that is no later than the date of the consummation of the transaction resulting in such Change of Control, (iv) the Change of Control Redemption Price with respect to each share of Series A Convertible Preferred Stock, and (v) the procedures that Holders of shares of Series A Convertible Preferred Stock must follow in order for their shares of Series A Convertible Preferred Stock to be redeemed. Any Change of Control Notice mailed or delivered as provided in this Section 4(c) shall be conclusively presumed to have been duly given, whether or not any applicable Holder receives such notice, but failure to duly give such notice by mail or delivery, or any defect in such notice or in the mailing or delivery thereof, to any Holder of shares of Series A Convertible Preferred Stock to be redeemed pursuant to Section 4(b) shall not affect the validity of the proceedings for the redemption of any other share(s) of Series A Convertible Preferred Stock to the extent that such failure to duly give notice or any defect in such notice or the mailing or delivery thereof (in each case, to the extent such failure or defect is not promptly cured or corrected) does not materially prejudice any such Holder. For the avoidance of doubt, Holders of shares of Series A Convertible Preferred Stock shall have the right to convert all or a portion of the Series A Convertible Preferred Stock at any time following the Change of Control Notice but prior to the Change of Control Redemption Date in accordance with the provisions of Section 5(c) hereof.

(d) Additional Redemption Procedures.

(i) At the Corporation's election, on or prior to the Optional Redemption Date or the Change of Control Redemption Date (collectively, the "**Redemption Date**"), as applicable, the Corporation may irrevocably deposit the Optional Redemption Price or the Change of Control Redemption Price, as applicable (collectively, the "**Redemption Price**") (including accrued and unpaid dividends) of the Series A Convertible Preferred Stock so called for redemption in trust for the Holders thereof with a bank or trust company of its choice, in which case the notice to Holders of redemption of shares of Series A Convertible Preferred Stock will (i) state the date of such deposit, and (ii) specify the office of such bank or trust company as the place of payment of the Redemption Price. Any interest or other earnings earned on the Redemption Price (including all accrued and unpaid Dividends) deposited with a bank or trust company will be paid to the Corporation. Any monies so deposited that remain unclaimed by the Holders of shares of Series A Convertible Preferred Stock at the end of six (6) months after the Redemption Date will be returned to the Corporation by such bank or trust company. If the Corporation makes such a deposit, shares of Series A Convertible Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.

(ii) On or after the date fixed for redemption pursuant to either Section 4(a) or Section 4(b) hereof, each Holder of shares of Series A Convertible Preferred Stock that holds a certificate other than through the DTC book entry described in Section 12 below must present and surrender each certificate representing his or her Series A Convertible Preferred Stock to the Corporation at the place designated in the applicable notice and thereupon the Redemption Price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A Convertible Preferred Stock as the owner thereof.

(iii) If the Corporation redeems any shares of Series A Convertible Preferred Stock and if the Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the Dividend payable on such Dividend Payment Date with respect to such shares called for redemption shall be payable on such Dividend Payment Date to the Holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the Redemption Price for such shares.

Section 5. Conversion.

(a) Conversion at Option of Holder.

(i) Each share of Series A Convertible Preferred Stock, together with accrued but unpaid Dividends, shall be convertible, at any time and from time to time from and after the issuance date, at the option of the Holder thereof into shares of the Corporation's Common Stock at a conversion price of $6.00 per share (the "**Conversion Price**"), which initially equals 1.667 shares of Common Stock for each share, subject to adjustment as set forth in Section 5(a)(ii) hereof. Holders shall effect conversions (the "**Optional Conversion**") by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "**Notice of Optional Conversion**"), duly completed and executed. Other than a conversion following a Change of Control Notice, the Notice of Optional Conversion must specify the number of shares of Series A Convertible Preferred Stock then held by the Holder and

the number of such shares which the Holder is converting (the "**Optional Conversion Shares**"). Provided the Corporation's Transfer Agent (as defined in Section 9 hereof) is participating in the DTC Fast Automated Securities Transfer program, the Notice of Optional Conversion may specify, at the Holder's election, whether the applicable Conversion Shares shall be credited to the account of the Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("**DWAC**") system (a "**DWAC Delivery**"). The "**Optional Conversion Date**", or the date on which an conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Optional Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Corporation; *provided* that the original certificate(s) (if applicable) representing such shares of Series A Convertible Preferred Stock being converted, duly endorsed, and the accompanying Notice of Optional Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Optional Conversion Date shall be defined as the Trading Day on which the original share certificate(s) (if applicable) of Series A Convertible Preferred Stock being converted, duly endorsed, and the accompanying Notice of Optional Conversion, are received by the Corporation. The calculations set forth in the Notice of Optional Conversion shall control in the absence of manifest or mathematical error. "**Trading Day**" shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the "**Trading Market**" which means the NYSE American LLC (the "**NYSE American**"), the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange, or any successor exchange to the foregoing, or any market on which the Common Stock is listed or admitted to trading (including any over-the-counter market).

(ii) If the Corporation, at any time while the Series A Convertible Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Convertible Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 5(a)(ii) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. All calculations under this Section 5(a)(ii) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5(a)(ii), the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5(a)(ii), the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(iii) If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series A Convertible Preferred Stock, and, except if such notice and the contents thereof shall be deemed to constitute material non-public information, shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or

(y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; *provided* that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

(iv) Notwithstanding anything herein to the contrary, the Corporation shall not effect any Optional Conversion of the Series A Convertible Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Convertible Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of Optional Conversion, such Holder (together with such Holder's Affiliates (as that term is defined in Rule 405 of the Securities Act of 1933, as amended), and any other natural person, company, corporation, partnership, association, trust or organization (collectively, a "**Person**") whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the U.S. Securities and Exchange Commission (the "**Commission**"), including any "group" of which the Holder is a member (the foregoing, "**Attribution Parties**")) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock held by such Holder and its Attribution Parties plus the number of shares of Common Stock issuable upon Optional Conversion subject to the Notice of Optional Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series A Convertible Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that, in the case of both (A) and (B), are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 5(a)(iv), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, "group" has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 5(a)(iv), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation's most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation's Transfer Agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within three (3) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Convertible Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The "**Beneficial Ownership Limitation**" shall initially be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Optional Conversion (to the extent permitted pursuant to this Section 5(a)(iv)), or 4.99% upon election by the Holder at the time of the purchase of the shares of Series A Convertible Preferred Stock. Notwithstanding the foregoing, by written notice to the Corporation, which will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher or lower percentage, or if such notice is given upon initial issuance of the Series A Convertible Preferred Stock to the Holder, then the reset Beneficial Ownership Limitation shall be effective immediately. Upon such a change by a Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum 61-day notice required by this Section 5(a)(iv). The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Optional Conversion regarding its Beneficial Ownership Limitation, and the determination as to whether the Series A Convertible Preferred Stock is convertible and of which portion of the Series A Convertible Preferred Stock is convertible shall be made in the sole discretion of the Holder and the Corporation shall have no obligation to verify or confirm the accuracy of such determination.

(b) Market Trigger Conversion.

(i) The Corporation may, at its option, cause the Series A Convertible Preferred Stock, together with accrued but unpaid Dividends, to be converted (the "**Market Trigger Conversion**") in whole or in part, on a pro rata basis, into fully paid and nonassessable shares of Common Stock at the Conversion Price if the Trading Price of the Common Stock shall have equaled or exceeded 137.5% of the Conversion Price for at least twenty (20) Trading Days in any thirty (30) consecutive Trading Day period ending five (5) Trading Days prior to the date of Market Trigger Conversion Date (has defined hereafter). "**Trading Price**" of the Common Stock shall mean on any Trading Day (excluding any after-hours trading as of such date): (A) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and ask prices, regular way, in either case as reported by the principal consolidated transaction reporting system with respect to the Common Stock listed or admitted to trading or quoted on the NYSE American, or if the Common Stock is not listed or admitted to trading or quoted on the NYSE American, as reported in the principal consolidated transaction reporting system with respect to the Common Stock listed on the principal national securities exchange or national securities market on or in which the Common Stock is listed or admitted to trading; (B) if the Common Stock is not listed on, admitted to trading or quoted on the NYSE American or a national securities exchange or national securities market on that date, the last price quoted by OTC Market Group Inc. for the Common Stock on the date, or if OTC Market Group Inc. is not quoting such price, a similar quotation service selected by the Corporation; (C) if the Common Stock is not so quoted, the average mid-point of the last bid and ask prices for the Common Stock on that date from at least two (2) dealers recognized as market-makers for the Common Stock selected by the Corporation for this purpose; or (D) if the Common Stock is not so quoted, the average of the last bid and ask prices for the Common Stock on that date from a dealer engaged in the trading of the Common Stock selected by the Corporation for such purpose.

(ii) No greater than sixty (60) nor fewer than twenty (20) days prior to the date of any such Market Trigger Conversion, notice (the "**Market Trigger Conversion Notice**") shall be given to the Holders of record of the Series A Convertible Preferred Stock to be converted, by first class mail, postage prepaid and addressed to such Holders at their last addresses as shown on the Corporation's stock transfer books. The Market Trigger Conversion Notice shall specify the date fixed for conversion (the "**Market Trigger Conversion Date**"), the place or places for surrender of shares of Series A Convertible Preferred Stock if such shares are held in certificated form, and the then effective Conversion Price.

(iii) Any outstanding shares of Series A Convertible Preferred Stock subject to the Market Trigger Conversion Notice, together with accrued but unpaid Dividends, will automatically convert into shares of Common Stock on the Market Trigger Conversion Date. The Holders entitled to receive the shares of Common Stock issuable upon the Market Trigger (the "**Market Trigger Conversion Shares**") will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the Market Trigger Conversion Date. Prior to 5:00 p.m., New York City time, on the Market Trigger Conversion Date, the Market Trigger Conversion Shares will not be outstanding for any purpose and Holders will have no rights with respect to such Market Trigger Conversion Shares, including voting rights, rights to respond to tender offers and rights to receive any Dividends or other distributions on the Common Stock, by virtue of holding the Series A Convertible Preferred Stock.

(c) Change of Control Conversion Right. Upon the Holder's receipt of a Change of Control Notice until the Trading Day ending three (3) Trading Days prior to the Change of Control Redemption Date (the "**Change of Control Conversion Right Conversion Date**"), the Holder of shares of Series A Convertible Preferred Stock will have the right to convert some or all of the shares of Series A Convertible Preferred Stock held by such Holder, together with accrued but unpaid Dividends on those shares (the "**Change of Control Conversion Right**") into of shares of Common Stock at the Conversion Price (the "**Change of Control Conversion Shares**"). In the event of a Change of Control, any shares of Series A Convertible Preferred Stock not converted pursuant to the Change of Control Conversion Right prior to the Change of Control Redemption Date will be subject to the Change of Control Redemption set forth in Section 4(c) hereof.

(d) Additional Conversion Matters.

(i) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (the "**Share Delivery Date**") after either the Optional Conversion Date, the Market Trigger Conversion Date or the

Change of Control Conversion Right Conversion Date (collectively, the "**Conversion Date**"), the Corporation shall (A) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of either Optional Conversion Shares or Market Trigger Conversion Shares or the Change of Control Conversion Shares (collectively, the "**Conversion Shares**") being acquired upon the conversion of shares of Series A Convertible Preferred Stock or (B) in the case of a DWAC Delivery, electronically transfer such Conversion Shares by crediting the account of the Holder's prime broker with DTC through its DWAC system. As used herein, "**Standard Settlement Period**" means the standard settlement period, expressed in a number of Trading Days, on the Trading Market. If in the case of any Notice of Optional Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Optional Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Optional Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series A Convertible Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Convertible Preferred Stock unsuccessfully tendered for conversion to the Corporation. No ink-original Notice of Optional Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Optional Conversion form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender an original certificate(s) representing such shares of Series A Convertible Preferred Stock being converted, to the Corporation until the Holder has converted all of the Conversion Shares available thereunder and the Series A Convertible Preferred Stock being converted in full, in which case, the Holder shall surrender such original certificate(s) representing such shares of Series A Convertible Preferred Stock being converted for cancellation within three (3) Trading Days of the date the final Notice of Optional Conversion is delivered to the Corporation. Partial conversion of a certificate representing Series A Convertible Preferred Stock shall have the effect of lowering the outstanding number of Conversion Shares convertible thereunder in an amount equal to the applicable number of Conversion Shares issued upon conversion, and lowering the amount of shares of the Series A Convertible Preferred Stock represented by the certificate Holder by the amount of shares of the Series A Convertible Preferred Stock converted.

(ii) Obligation Absolute. Subject to Holder's right to rescind a Notice of Optional Conversion pursuant to Section 5(d)(i) hereof, the Corporation's obligation to issue and deliver the Conversion Shares upon conversion of Series A Convertible Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares.

(iii) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 5(d)(i) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "**Buy-In**"), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder's total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Convertible Preferred Stock equal to the number of shares of Series A Convertible Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 5(d)(i). For example, if a Holder

purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Convertible Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Convertible Preferred Stock as required pursuant to the terms hereof; *provided, however*, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series A Convertible Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 5(d)(i).

(iv) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Convertible Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Convertible Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and free and clear of all liens and other encumbrances.

(v) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Convertible Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price.

(vi) Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Convertible Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(vii) Status as Shareholder. Upon each Conversion Date, (A) the shares of Series A Convertible Preferred Stock being converted shall be deemed converted into shares of Common Stock and (B) the Holder's rights as a holder of such converted shares of Series A Convertible Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation's failure to convert Series A Convertible Preferred Stock.

(viii) Dividends. If the Holder converts any shares of Series A Convertible Preferred Stock and if the Conversion Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date with respect to such shares so converted shall be payable on such Dividend Payment Date to the Holders of record at the close of business on such Dividend Record Date, and shall not be converted into shares of Common Stock as part of the Conversion Price for such shares.

Section 6. **Status of Acquired Shares**. All shares of Series A Convertible Preferred Stock redeemed or converted in accordance with Section 4 or Section 5 hereof, or otherwise acquired by the Corporation, shall be

cancelled and restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 7. Voting Rights.

(a) General. Holders shall not have any voting rights other than those set forth in this Section 7, except as specifically required by North Carolina law or by the Articles of Incorporation from time to time.

(b) Right to Elect Two Directors Upon Nonpayment.

(i) Whenever Dividends on any shares of Series A Convertible Preferred Stock have not been declared and paid for the equivalent of twelve (12) or more Dividend Periods, whether or not for consecutive Dividend Periods (a "**Nonpayment**"), the authorized number of directors on the Corporation's Board of Directors shall, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by two (2) and Holders, voting together as a single class, shall be entitled, at the Corporation's next annual meeting of shareholders or at a special meeting of shareholders as provided below, to vote for the election of a total of two (2) additional members of the Board of Directors (the "**Preferred Stock Directors**"); *provided* that the election of any such Preferred Stock Directors will not cause the Corporation to violate the corporate governance requirements of NYSE American (or any other exchange or automated quotation system on which the Corporation's securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; *provided further* that such Preferred Stock Director shall not be subject to any "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933, as amended (a "**Disqualifying Event**"), except for a Disqualifying Event covered by Rule 506(d)(2) or (d)(3); *provided further* that the Board of Directors shall, at no time, include more than two Preferred Stock Directors.

(ii) In the event of a Nonpayment, the Holders of at least 25% of the shares of Series A Convertible Preferred Stock may request that a special meeting of shareholders be called to elect such Preferred Stock Directors; *provided, however*, to the extent permitted by the Bylaws, if the next annual or a special meeting of shareholders is scheduled to be held within ninety (90) days of the receipt of such request, the election of such Preferred Stock Directors shall be included in the agenda for, and shall be held at, such scheduled annual or special meeting of shareholders. The Preferred Stock Directors shall stand for reelection annually, at each subsequent annual meeting of the shareholders, so long as the Holders continue to have such voting rights. At any meeting at which the Holders are entitled to elect Preferred Stock Directors, the Holders of record of at least thirty-three and one-third percent (33 1/3%) of the then outstanding shares of Series A Convertible Preferred Stock, present in person or represented by proxy, shall constitute a quorum and the vote of the Holders of record of a majority of such shares of Series A Convertible Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Directors.

(iii) If and when all accumulated and unpaid Dividends on Series A Convertible Preferred Stock have been paid in full (a "**Nonpayment Remedy**"), the Holders shall immediately and, without any further action by the Corporation, be divested of the voting rights described in this Section 7, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the Holders shall have terminated, the term of office of each Preferred Stock Director so elected shall terminate at such time and the authorized number of directors on the Board of Directors shall automatically decrease by two (2).

(iv) Any Preferred Stock Director may be removed at any time, with or without cause, by the Holders of a majority in voting power of the outstanding shares of Series A Convertible Preferred Stock then outstanding when they have the voting rights described in this Section 7. In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, except in the event that such vacancy is created as a result of such Preferred Stock Director being removed or if no Preferred Stock Director remains in office, such vacancy may be filled by a vote of the Holders of a majority in voting power of the outstanding shares of Series A Convertible Preferred Stock then outstanding when they have the voting rights described above; provided that the election of any such Preferred Stock Directors to fill such vacancy will not cause the Corporation to violate the corporate governance requirements of NYSE American (or any other exchange or automated quotation

system on which the Corporation's securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

(c) Other Voting Rights. So long as any shares of Series A Convertible Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, the Corporation shall not, without the affirmative vote or consent of the Holders of at least two-third (2/3) in voting power of the outstanding shares of Series A Convertible Preferred Stock, voting as a separate class, given in person or by proxy, either by vote at an annual or special meeting of such shareholders or, if and to the extent permitted by applicable North Carolina law and the Articles of Incorporation, in writing:

(i) adopt any amendment to the Articles of Incorporation or Bylaws of the Corporation that would materially affect the special rights, preferences, privileges or voting powers of the Series A Convertible Preferred Stock, and if all series of a class of preferred stock are not equally affected by a proposed change to the existing terms of the Series A Convertible Preferred Stock, the approval of the Holders and the approval of the holders of at least two-third (2/3) in voting power of the series that will have a diminished status will be required to authorize such change; or

(ii) create a Senior Stock, although consent by the holders of the Series A Convertible Preferred Stock will not be required for the creation of a Senior Stock if the Series A Convertible Preferred Stockholders received adequate notice of redemption to occur within ninety (90) days; *provided, however*, a vote of the Holders of the Series A Convertible Preferred Stock will be required if all or part of shares of Series A Convertible Preferred Stock is being retired with proceeds from the sale of the new issue;

provided, however, that for all purposes of this Section 7(c) so long as any shares of Series A Convertible Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority in voting power of the outstanding shares of Series A Convertible Preferred Stock, voting as a separate class, given in person or by proxy, either by vote at an annual or special meeting of such shareholders or, if and to the extent permitted by applicable North Carolina law and the Articles of Incorporation, increase the number of authorized shares of Series A Convertible Preferred Stock, except in connection with Section 5(a)(ii) hereof, or create an issue of Parity Stock as to dividend rights and distribution rights upon the Corporation's liquidation, winding up or dissolution; *provided, further, however*, that for the purposes of this Section 7(c) (A) any increase in the amount of the Corporation's authorized but unissued shares of Preferred Stock, or (B) any increase in the amount of the Corporation's authorized or issued shares of Series A Convertible Preferred Stock as a result of the provisions of Section 5(a)(ii) hereof, and/or (C) the creation or issuance, or an increase in the authorized or issued amount, of any other series of Junior Stock as to dividend rights and distribution rights upon the Corporation's liquidation, winding-up or dissolution, shall be deemed not to adversely affect the special rights, preferences, privileges or voting powers of the Series A Convertible Preferred Stock and shall not require the affirmative vote or consent of Holders.

(d) Amendments without Holder Consent. Without the consent of the Holders, so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Series A Convertible Preferred Stock and limitations and restrictions thereof, the Corporation may amend, alter, supplement or repeal any terms of the Series A Convertible Preferred Stock to:

(A) to cure any ambiguity or mistake, or to correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent with any other provision contained in this Certificate of Designations;

(B) to make any provision with respect to matters or questions relating to the Series A Convertible Preferred Stock that is not inconsistent with the provisions of the Articles of Incorporation or this Certificate of Designations; or

(C) to waive any of the Corporation's rights with respect to the Series A Convertible Preferred Stock.

Section 8. **Information Rights**. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall use its best efforts to (a) transmit by mail to all Holders of Series A Convertible Preferred Stock, as their names and addresses appear in the Corporation's record books and without cost to such Holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required) and (b) promptly upon written request, supply copies of such reports to any prospective Holder of Series A Convertible Preferred Stock. The Corporation shall mail the reports to the Holders of Series A Convertible Preferred Stock within thirty (30) days after the respective dates by which the Corporation would have been required to file the reports with the Commission if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a "non-accelerated filer" in accordance with the Exchange Act.

Section 9. **Record Holders**. The Corporation and vStock Transfer, LLC, or such other transfer agent as the Corporation may designate in its sole discretion from time to time (the "**Transfer Agent**"), shall deem and treat the record Holder of any shares of Series A Convertible Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 10. **Sinking Fund**. The Series A Convertible Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 11. **Preemptive Rights**. No Holders of Series A Convertible Preferred Stock will, as holders of Series A Convertible Preferred Stock, have any preemptive rights to purchase or subscribe for the Corporation's Common Stock or any of its other securities.

Section 12. **Book Entry**.

(a) Global Certificates. The Series A Convertible Preferred Stock shall be issued initially in the form of one or more fully registered global certificates ("**Global Preferred Shares**"), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC, or with DTC's nominee, Cede & Co., or such other depositary of the Corporation's choosing that is a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a clearing agency under Section 17A of the Exchange Act (the "**Depositary**") (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of shares of Series A Convertible Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary ("**Agent Members**") shall have no rights under these terms of the Series A Convertible Preferred Stock with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

(b) Direct Registration System. The Series A Convertible Preferred Stock will be registered in book-entry form through the Direct Registration System (the "**DRS**"). The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated shares, which ownership shall be evidenced by periodic statements issued by the depositary to the Holders of shares of Series A Convertible Preferred Stock entitled thereto. This direct registration form of ownership allows investors to have securities registered in their names without requiring the issuance of a physical stock certificate, eliminates the need for the Holder to safeguard and store certificates and permits the electronic transfer of securities to effect transactions without transferring physical certificates.

Section 13. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, via email or sent by a nationally recognized overnight courier service, addressed to the Corporation to the attention of the Corporation's Chief Financial Officer, at 8845 Red Oak Boulevard, Charlotte, North Carolina 28217, email: mark@cbdmd.com or such other facsimile number, email address or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number, or via email at the email address, specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number, or via email at the email address, specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series A Convertible Preferred Stock Certificate. If a Holder's Series A Convertible Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Convertible Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Convertible Preferred Stock granted hereunder may be waived as to all shares of Series A Convertible Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series A Convertible Preferred Stock then outstanding, unless a higher percentage is required by the NCBCA, in which case the written consent of the Holders of not less than such higher percentage shall be required.

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 10th day of October, 2019.

cbdMD, Inc.

By: ______________________
Mark S. Elliott, Chief Financial Officer and
Chief Operating Officer

ANNEX A

NOTICE OF OPTIONAL CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of 8.0% Series A Cumulative Convertible Preferred Stock (the "**Series A Convertible Preferred Stock**") indicated below, represented by stock certificate No(s). (the "**Preferred Stock Certificates**"), into shares of common stock, par value $0.001 per share (the "**Common Stock**"), of cbdMD, Inc., a North Carolina corporation (the "**Corporation**"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock (the "**Certificate of Designation**") filed by the Corporation with the Secretary of State of the State of North Carolina.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder's Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any "group" of which the Holder is a member (the foregoing, "**Attribution Parties**")), including the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock subject to this Notice of Optional Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Convertible Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 5(a)(iv) of the Certificate of Designation does not exceed the Beneficial Ownership Limitation (as defined in the Certificate of Designation). For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, "group" has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:

Date to Effect Optional Conversion: ______________________

Number of shares of Series A Convertible Preferred Stock owned prior to Optional Conversion: ______________________

Number of shares of Series A Convertible Preferred Stock to be Converted: ______________________

Certificate No.(s) if shares to be converted are certificated: ______________________

Number of shares of Common Stock to be Issued: ______________________

Address for delivery of physical certificates: ______________________

or ______________________

for DWAC Delivery: ______________________

Broker Name: ______________________

Broker Number: ______________________

Account Number: ______________________